Form 10KSB, Exhibit 13
period 2004-12-31
FIRST IPSWICH BANCORP /MA
filed 2005-03-30
CIK 885979

[COVER ARTWORK: HOUSES AND BOAT BESIDE RIVER]


                          [LOGO] First Ipswich Bancorp
                                 Investing in relationships


                               Annual Report 2004

--------------------------------------------------------------------------------

The First National Bank of Ipswich was founded to be an independent, successful bank in the Essex County community. We exist because of our Board's leadership and the Bank's employees commitment to the community. We will flourish in the future by our ability to meet the challenges and respond to the opportunities of a changing marketplace, both within our historic banking area and beyond.

Our mission is to obtain deposits from our customers, safeguard those funds, reinvest these funds wisely, provide attractive services for which we are fairly paid and provide a profit to our shareholders.

We will strive to provide a work environment that challenges our employees and rewards commitment and excellence. We must promote community involvement at all levels; from our Board of Directors to the entire FNBI employee family.

In summary, we will profitably strive to provide high quality service, distinctive products and convenient access to our existing customer base and to our new customers

--------------------------------------------------------------------------------

                          [LOGO] First Ipswich Bancorp
                                 Investing in relationships


FINANCIAL HIGHLIGHTS
--------------------------------------------------------------------------------
                                         At or for the year ended December 31,
                                            2004          2003         2002
                                       -----------------------------------------
                                         (In thousands, except per share data)

FINANCIAL CONDITION DATA:
Total assets                             $ 387,180     $ 340,719     $303,505
Investment securities                      195,353       164,660      144,141
Loans                                      170,223       157,838      137,836
Allowance for loan losses                    1,340         1,334        1,384
Deposits                                   254,842       198,058      189,808
Borrowed funds                             103,851       116,735       88,632
Stockholders' equity                        19,818        15,268       14,008
Non-performing assets                           --            --           --

OPERATING DATA:
Net interest income                      $  10,755     $  10,225     $  8,981
Provision (credit) for loan losses              45           (55)          50
Total noninterest income                     3,401         4,234        3,751
Total noninterest expense                   13,773        11,541       10,284
Income before provision for taxes              338         2,973        2,398
Provision (benefit) for income taxes          (141)          931          732
Net income                                     479         2,042        1,666
Diluted earnings per share                    0.25          1.13         0.93
Cash dividends per share                      0.05          0.05         0.05

SELECTED FINANCIAL RATIOS:
Total risk-based capital                     11.58%        13.64%       14.81%
Leverage ratio                                6.34          5.99         6.31
Net interest margin                           3.21          3.43         3.91
Net interest rate spread                      3.00          3.21         3.61
Return on average assets                      0.13          0.64         0.66
Return on average equity                      2.79         13.96        12.87
Non-performing assets to
total assets                                  0.00          0.00         0.00

DEAR SHAREHOLDERS, CUSTOMERS AND FRIENDS:

      The year 2004 was a very exciting period for our institution. Several major initiatives which were on the drawing board and under development during the preceding year were implemented throughout 2004. These initiatives included:

            o The acquisition of a branch in Cambridge, Massachusetts, from the Atlantic Bank of New York at the end of the first quarter.

            o The opening of our twelfth branch in Beverly, Massachusetts in May.

            o The completion of a successful stock offering at the end of the second quarter in which we sold all 300,000 shares of the offering.

            o The acquisition of The de Burlo Group by our new subsidiary, Ipswich Capital Investment Corporation (ICIC), in December. This is Ipswich Capital Investment Corporation's first acquisition.

            o The recent opening of a Loan Production office in downtown Portsmouth. This marks the implementation of the Portsmouth, New Hampshire business plan which we developed during the third quarter of 2004.

      While these initiatives were progressing, the banking industry as a whole was confronting a business cycle which we have not had to face for some time. Shrinking margins have put a squeeze on earnings. These shrinking margins, combined with the costs associated with our 2004 initiatives, are the primary causes of our lower earnings for 2004.


                   [ARTWORK: TREES WITH STREAM AND FOOTBRIDGE]

      As noted in prior quarterly reports, the proceeds of our stock offering were intended to be used for branch expansion and the acquisition of an investment advisory firm. As you can see from our 2004 initiatives, the capital obtained from this offering was utilized as we predicted. Historically our business plan has been to develop a sound infrastructure with long-term earnings potential and revenue streams that will contribute to the bottom line. With shrinking margins, we anticipate the new product lines that we have added over the past few years will result in stable earnings during challenging business cycles.

      Our financial results generally followed the same lines of the past several years. Earnings, which were lower than the previous year for the first time in the past six years, were affected by the initiatives we completed in 2004. On the positive side, assets continued to grow by over 13%, reaching an all time high of $387 million. Similarly, loans grew by nearly 8% to their highest level of nearly $169 million. Finally, deposit balances rose to their highest level ever of nearly $255 million, a 29% increase that reflects our branch expansion program of the past several years.


We are proud of our staff's commitment to the communities we serve. We believe the results of this dedication can be seen in our growth over the past several years.


      As a community bank, we recognize the need to continue to grow and offer new products and services if we are going to succeed in this competitive environment. Over the past several years, including this past year, the development of a sound infrastructure has been at the core of our business plan. The Board of Directors and management believe that the initiatives completed over the past several years are essential to ensure the long-term strength of our institution.

      We are proud of our staff's commitment to the communities we serve. We believe the results of this dedication can be seen in our growth over the past several years. We look forward with confidence to continuing this path, while bringing the highest level of service to our customers and ongoing value to our shareholders.


            /s/ Neil St. John Raymond           /s/ Donald P. Gill

            Neil St. John Raymond               Donald P. Gill
            Chairman of the Board               President & CEO


                       [ARTWORK: FOREST OVERLOOKING WATER]

ANY BANK CAN GIVE YOU INTEREST ON YOUR MONEY. WE BELIEVE IT'S JUST AS IMPORTANT TO TAKE AN INTEREST IN YOUR COMMUNITY.

Throughout our 113 year history, The First National Bank of Ipswich has been committed to investing in the communities it serves. Proud to be a part of these communities we are continuously working together with local organizations, businesses, friends and neighbors. All of these components have contributed to the growth of these communities and The First National Bank of Ipswich. We believe in and encourage our employees to participate by volunteering their time to work with and be a part of the local organizations. The bank's financial support combined with our employee dedication to local organizations and local events makes for a powerful combination bringing communities together and building lasting relationships.

      Adult Learning Center - Gloucester
      American Cancer Society
      Beverly Bootstraps
      Beverly Chapter American Red Cross
      Beverly Hospital
      Boys & Girls Club of Greater Derry
      Cape Ann Chamber of Commerce
      Cuvilly Arts & Earth Center, Ipswich, MA
      Day by Day Adult Day Care
      Greater Derry Rotary
      Essex County Greenbelt
      Essex Holiday Festival
      Essex Lion Club
      Essex Middle School
      Essex National Heritage Commission
      Essex Police Benevolent Association
      Essex PTO
      Essex Shipbuilding Museum
      First Congregational Church
      Fishtown Horribles Parade
      Gloucester High School Lacrosse
      Gloucester High School Hockey
      Gloucester Pride Stride
      Gloucester Rotary
      Gloucester Santa Parade
      Gloucester Seafood Festival
      Gloucester WWII Memorial
      Greater Derry Chamber of Commerce
      Greater Newburyport Chapter American Red Cross
      Greater Salem Chamber of Commerce
      Harlequin Theatre, Inc.
      Hugs Not Drugs
      International Dory Races
      Ipswich Cultural Society
      Ipswich Dance Foundation
      Ipswich Family YMCA-Partner with Youth
      Ipswich High School
      Ipswich Historical Society
      Ipswich Holiday Happenings
      Ipswich Little League
      Ipswich Middle School After School Program
      Ipswich Music, Art & Drama Association
      Ipswich Rotary Club
      Joseph McGrath Foundation
      L. Dexter Woodman Scholarship Fund
      Literacy Education Foundation, Inc.
      Londonderry Old Home Days
      Londonderry Rotary Club
      Manchester/Essex Regional High School
      Muscular Dystrophy Association
      Newburyport Business Circle Merchants Chamber
      Newburyport Chamber of Commerce
      Newburyport High School
      Newburyport YMCA
      North Shore Chamber of Commerce
      North Shore Community Mediation
      North Shore Youth Symphony, Inc.
      Nutfield YMCA
      Open Door Cape Ann Food Pantry, Inc.
      Pathways for Children
      Plum Island Community Airfield
      Respond, Inc.
      Rowley Grange
      Rowley Little League
      Rowley Public Education Fund
      Rowley Public Library
      S. A. F. E Studios
      Sts. Constantine & Helen Church Scholarship
      Salem New Hampshire High School
      Senior Care Meals on Wheels
      St. Peter's Fiesta
      Topsfield Fair
      The Jimmy Fund
      The North Shore Music Theatre
      The Women's Crisis Center, Inc.
      Triton School
      Wenham Museum
      Windrush
      Wellspring House, Inc.
      West Parish School
      Winthrop School
      Yankee Clipper Council of the Boy Scouts

              [ARTWORK: RURAL SCENE WITH HOUSE AND TREES NEAR ROAD]


At the turn of the twentieth century Ipswich was home to several nationally known artists. Many of these artists were trained at the Academie Julian in Paris, France, but by the early 1900s they had settled in Ipswich. They were landscape painters for the most part and were attracted to Ipswich for its open marshes and winding river, its broad meadows and graceful hills. In this report, two of these artists are featured, Henry Rodman Kenyon (1861-1926) and Francis Henry Richardson (1859-1934).

COVER:    Along Ipswich River or Turkey Shore, oil on canvas
          Henry Rodman Kenyon

PAGE 1:   November Morning, Ipswich
          Francis Henry Richardson

PAGE 2:   Untitled
          Henry Rodman Kenyon

PAGE 4:   Lakeman's Lane, Ipswich, oil on canvas
          Francis Henry Richardson

Thank you to Stephanie Gaskins, Meredith Drinkwater & Elizabeth Rogers for the privilege of using these photos.

                          [LOGO] First Ipswich Bancorp
                                 Investing in relationships

                          [LOGO] First Ipswich Bancorp
                                 Investing in relationships

FIRST IPSWICH BANCORP

OFFICERS
Neil St. John Raymond
Chairman of the Board

Donald P. Gill
President and Chief
Executive Officer

Michael J. Wolnik
Treasurer

Tammy A. Hartmann
Clerk

THE FIRST NATIONAL BANK OF IPSWICH

OFFICERS
Neil St. John Raymond
Chairman of the Board

Donald P. Gill
President and Chief Executive Officer

Russell G. Cole
President, Northern Division

Peter M. Whitman
President, Ipswich Capital Investment Corp.

Priscilla A. Cubelli
Senior Vice President, Sr. Trust Officer

Jay P. DiIorio
Senior Vice President, Sr. Lending Officer

Dale H. McCalla
Senior Vice President, Security/Facilities

Michael J. Wolnik
Senior Vice President, Chief Financial Officer

Melinda Babson
Vice President, Credit Administration

Maryjon Brett
Vice President, Systems

Janice M. Costa
Vice President, Retail Banking

John J. Doherty
Vice President, Controller

Linda K. Dumais
Vice President, Residential Lending

Michael Duval
Vice President, Commercial Lending

Timothy P. Goland
Vice President, Investment Executive

Carol A. Grimes
Vice President, Credit Analyst

Joanne D. Lattanzi
Vice President, Marketing

Nancy A. Lowell
Vice President, Human Resources

Lawrence E. Luckom
Vice President, Internet Banking

John R. Macomber
Vice President, Commercial Lending

Francis A. McGrane
Vice President, Commercial Lending

Robert R. McLean
Vice President, Commercial Lending

Christine J. Costa
Assistant Vice President, Retail Banking

Heidi Jackson Dean
Assistant Vice President, Retail Banking

Mary Foote-Hill
Assistant Vice President, Retail Banking

Dylan H. Jones
Assistant Vice President, Commercial Lending

Pamela P. Karalis
Assistant Vice President, Retail Banking

Marie McDermet
Assistant Vice President, Construction Lending

Bruce P. Macdonald
Assistant Vice President, Retail Banking

Cynthia A. Patton
Assistant Vice President, Loan Operations

Esther Pinto
Assistant Vice President, Deposit Operations

Rebecca A. Sumner
Assistant Vice President, Retail Banking

Jane R. Yandell
Assistant Vice President, Retail Banking

Christine Teel
Assistant Controller

Kathleen M. Carlton
Compliance Officer

Christine A. Drew
Assistant Trust Officer

Thomas A. Jasalavich
Trust Operations Officer

John K. Jodrie
Information Technology Officer

Elizabeth J. LaSpina
Training Officer

                          [LOGO] First Ipswich Bancorp
                                 Investing in relationships



BOARD OF DIRECTORS
Neil St. John Raymond,
Chairman of the Board, First Ipswich Bancorp and The First National Bank of Ipswich, President, Raymond Property Company

Robert R. Borden, III,
President & CEO, LandVest, Inc.

Timothy R. Collins,
President, EBSCO Publishing

Franz Colloredo-Mansfeld,
President & CEO, Cabot Properties, Inc.

John Coughlin,
President, Quinn Bros., Inc.

Stephanie R. Gaskins,
Retired

Donald P. Gill,
President & Chief Executive Officer, First Ipswich Bancorp and The First National Bank of Ipswich

Fitz O. Lufkin, Jr.,
President, Fitz Lufkin Realtors

Peter A. Maistrellis,
President, Ipswich Maritime Products, Inc.

H. A. Patrican, Jr.,
President, Ipswich Bay Glass Company, Inc.

Neil St. John Raymond, Jr.,
Project Manager, Raymond Property Company

William J. Tinti,
Attorney, Tinti, Quinn, Grover & Frey

BOARD OF ADVISORS
Marina Aggelakis
Tony Annis
Charles T. Barney
John J. Bruni
Dennis Cameron
Jeffrey Clark
John J. Collins
Jay Coughlin
Richard A. Delisle
James Engel
James Foley
Howard R. Hill
Harry Lampropoulos
Jane McNally
Robert McNeil
Edwin Perkins
Rev. Merle Pimentel
Peg Stacey
Catherine Stanley
Paul Surpitski
Hubert Tougas

ACCESSING INFORMATION
All of the Company's public filings with the SEC, such as the Annual Report on Form 10-KSB or Quarterly Report on Form 10-QSB, are available at the SEC website: www.sec.gov.

Copies of the Company's SEC filings, this Annual Report to Shareholders, and additional information about the Company, its products, and markets it serves may be obtained upon written request to our office of Investor Relations.

INVESTOR RELATIONS
Tammy Hartmann
Investor Relations
First Ipswich Bancorp
31 Market Street
Ipswich, MA 01938
Telephone: (978) 356-8120
           (800) 356-2525

TRANSFER AGENT
Bancorp operates as its own transfer agent. Please contact our office of Investor Relations.

LEGAL COUNSEL
Craig & Macauley, P.C.
Federal Reserve Plaza
Boston, MA 02210
(617) 367-9500

INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
Wolf & Company, P.C.
99 High Street
Boston, MA 02110
(617) 439-9700

ANNUAL MEETING
The Annual Meeting of Shareholders will be held April 13, 2005 at 8:30 a.m. at Turner Hill, 251 Topsfield Road, Ipswich, MA 01938

CORPORATE HEADQUARTERS
First Ipswich Bancorp
31 Market Street
Ipswich, MA 01938
Telephone: (800) 356-2525
www.fnbi.com

SHAREHOLDER INFORMATION
The common stock of the Company has been quoted on the NASD Over-the-Counter Bulletin Board since August 24, 2004 under the symbol "FIWC." As of March 15, 2005, there were 408 stockholders of record (excluding the number of persons or entities holding the stock in street name through brokerage firms).

                          [LOGO] First Ipswich Bancorp
                                 Investing in relationships


                                  MASSACHUSETTS

                                   Main Office
                                31 Market Street
                                Ipswich, MA 01938

                                     Beverly
                                588 Cabot Street
                                Beverly, MA 01915

                                    Cambridge
                            2067 Massachusetts Avenue
                               Cambridge, MA 02140

                                      Essex
                               8-10 Martin Street
                                 Essex, MA 01929

                                   Gloucester
                                 207 Main Street
                              Gloucester, MA 01930

                                   Newburyport
                                155 State Street
                              Newburyport, MA 01950

                                     Rowley
                                 167 Main Street
                                Rowley, MA 01969

                                  Rowley Rte 1
                            144 Newburyport Turnpike
                                Rowley, MA 01969

                                  NEW HAMPSHIRE

                                   Londonderry
                              23 Orchard View Drive
                              Londonderry, NH 03053

                                   Manchester
                                300 Keller Street
                              Manchester, NH 03103
                              (located in Wal*Mart)

                                    Newington
                              2200 Woodbury Avenue
                               Newington, NH 03801
                              (located in Wal*Mart)

                             Loan Production Office
                                155 Fleet Street
                              Portsmouth, NH 03801

                                      Salem
                             300-344 North Broadway
                                 Salem, NH 03079
                              (located in Wal*Mart)

                                  800 356-2525
                                  www.fnbi.com


                                   [FDIC LOGO]
                                   Member FDIC