Form 10KSB, Exhibit 13
period 2005-12-31
FIRST IPSWICH BANCORP /MA
filed 2006-03-31
CIK 885979

[COVER PHOTO: Argilla Road, Ipswich]


                          [LOGO] First Ipswich Bancorp
                           Investing in relationships


                               Annual Report 2005

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

In summary, we will profitably strive to provide high quality service, distinctive products and convenient access to our existing customer base and to our new customers.

                          [LOGO] First Ipswich Bancorp
                           Investing in relationships

FINANCIAL HIGHLIGHTS
------------------------------------------------------------------------------------------
                                                At or for the year ended December 31,
                                                2005            2004            2003
                                         -------------------------------------------------
                                              (In thousands, except per share data)

FINANCIAL CONDITION DATA:
Total assets                                 $ 394,404       $ 387,180       $ 340,719
Investments                                    127,942         195,353         164,660
Loans                                          236,352         170,223         157,838
Allowance for loan losses                        1,739           1,340           1,334
Deposits                                       258,860         254,842         198,058
Borrowed funds                                 115,349         110,851         125,735
Stockholders' equity                            18,960          19,818          15,268
Non-performing assets                               --              --              --

OPERATING DATA:
Net interest income                          $  11,109       $  10,755       $  10,225
Provision (credit) for loan losses                 240              45             (55)
Total non-interest income                        5,115           3,401           4,234
Total non-interest expenses                     16,325          13,773          11,541
Income (loss) before provision for taxes          (341)            338           2,973
Provision (benefit) for income taxes              (296)           (141)            931
Net income (loss)                                  (45)            479           2,042
Diluted earnings (loss) per share                (0.02)           0.25            1.13
Cash dividends per share                          0.05            0.05            0.05

SELECTED FINANCIAL RATIOS:
Total risk-based capital                         10.90%          11.58%          13.64%
Leverage ratio                                    5.50            6.34            5.99
Net interest margin                               3.10            3.21            3.43
Net interest rate spread                          2.86            3.00            3.21
Return (loss) on average assets                   0.00            0.13            0.64
Return (loss) on average equity                  (0.23)           2.79           13.96
Non-performing assets to total assets             0.00            0.00            0.00

DEAR SHAREHOLDERS, CUSTOMERS AND FRIENDS:

      The year 2005 saw the completion of several initiatives begun in 2004 to enhance our Bank's long term growth, earnings and shareholder value, pursuant to our Bank's strategic plan. The Board of Directors and Management set out to position our Bank to become stronger by focusing on profitable lending and a profitable investment management service. We will operate in clearly defined growth markets in anticipation of solid earnings. We are dedicated to serving individuals and businesses through a commitment to provide quality customer service.

      The acquisition of Atlantic Bank of New York's ("ABNY") Boston operation at mid-year 2005 was the result of this Bank's successful acquisition of the Cambridge branch of ABNY in 2004. This purchase played a key role in loan growth for 2005 and provides the Bank a vast opportunity for growth in the Boston/Cambridge markets.

      The first full year of the Bank's Investment Management Company was a success. The deBurlo Group's revenue stream was a key component of the Bank's strategic plan to acquire new, non-interest related revenue streams.


                            [PHOTO: Field of Flowers]

                      [PHOTO: Flood Tide with Marsh Island]


The decision to end the Bank's in-store branch relationship with Wal-Mart was based upon Management's analysis of expenses over the long term. The corporate evaluation of possible expense reductions continues to play a key role in the Bank's strategic plan.

Our Bank's goal is to maximize its share price over the long run, by achieving sustained long term profit growth and a reasonable Return on Assets and Return on Equity, while maintaining our focus on community banking.

The initiatives of the past two years have negatively impacted earnings during that period. Management looks forward to attaining the results of the initiatives completed during the past two years. Both the Board of Directors and Management believe this is a much stronger financial institution going forward because of these efforts.


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

Adult Learning Center, Gloucester, MA           Ipswich Police Association
American Heart Assoc.                           Ipswich Rotary Club
Beverly Bootstraps Food Pantry                  Ipswich YMCA
Beverly Homecoming                              Joseph McGrath Foundation
Boys & Girls Club of Greater Derry, NH          L. Dexter Woodman Scholarship Funds
Cape Ann American Cancer Relay for Life         Literacy Education Foundation
Cape Ann Food Pantry                            Londonderry Fire Dept
D.A.R.E                                         Londonderry Old Home Days
Day by Day Adult Day Care                       Londonderry Rotary Club
Derry Chamber of Commerce                       Manchester /Essex MA Boys /Girls Little League
Derry, NH Village Rotary                        Mass Bankers Association Charitable Foundation
Derry-Salem Elks                                Melissa Society /Assumption of the Virgin Mary
Essex Enhancement Committee                     Greek Othordox Church
Essex Holiday Festival                          Neverland Theatre
Essex Lions Club                                Newburyport Chamber of Commerce
Essex National Heritage Commission              Newburyport High School
Essex Parents Teachers Organization             North Shore Chamber of Commerce
Essex Police Benevolent Assoc.                  North Shore Music Theatre
Essex Shipbuilding Museum                       North Shore Youth Symphony, Inc.
Fish Box Derby                                  Nutfield Community YMCA
Fishtown Horribles July 3rd parade              Pathways for Children
Friends of Beverly Hospital                     Plum Island Community
Friends of the Ipswich Elderly, Inc.            Rowley Public Education Fund
Gloucester International Dory Races             Rowley Youth Baseball & Softball League
Gloucester Police Relief Assoc                  S.A.F.E Studio Inc.
Gloucester Pride Stride                         Senior Care - Cape Ann
Gloucester Rotary Club                          St. Peter's Fiesta
Gloucester School Connection                    The Children's Metamorphosis
Greater Derry Chamber of Commerce               The First Universalist Church
Help for Abused Women and Children              The Greater Nashua NH Council on Alcoholism
High Hopes of NH                                The House of Peace
Hospice of the North Shore                      The Jimmy Fund
Hugs Not Drugs                                  The Paul & Wendy Scholarship Fund
Ipswich Athletic Association                    The Upper Room
Ipswich Cultural Center                         Triton High School
Ipswich Firefighters Local 1913                 Wellspring
Ipswich High School Class of 2006               Windham Woman's Club
Ipswich High School Cross Country YB            Windrush
Ipswich Historical Society                      Winthrop School
Ipswich Holiday Happenings                      Woman's Crisis Center
Ipswich Little League                           Yes We Can Scholarship
Ipswich Music, Art & Drama Assoc.               Youth Baseball, Inc.

PHOTO CREDITS:

COVER:   Argilla Road, Ipswich - Cyanotype Photographs
         Arthur Wesley Dow

PAGE 1:  Field of Flowers - Cyanotype Photographs
         Arthur Wesley Dow

PAGE 3:  Flood Tide with Marsh Island - Cyanotype Photographs
         Arthur Wesley Dow


ABOUT THE ARTIST

ARTHUR WESLEY DOW (1857-1922),
a native of Ipswich, is well known as an art professor, an oil painter, and a wood block printer, but he was also a fine photographer. This calendar features his works in cyanotype. The fact that cyanotypes could be developed using a simple process appealed to Dow as he could easily employ this method in his classes. Dow's ability to capture the beautiful landscapes of the north shore of Massachusetts with an emphasis on Ipswich is evident in each of these photographs. There is some evidence that Dow used his photographs as "sketches" for later paintings, but most were completed as works of art on their own. Dow studied art in Worcester, Boston, and at the Academie Julian in Paris. Upon return to the United States, he was affiliated with the Museum of Fine Arts in Boston, founded the Ipswich Summer School of Art, and taught at Pratt Institute and Columbia University. His book Composition outlining his method of teaching art uses a synthesis of eastern and western design and was influential throughout the United States especially during the Arts and Crafts period. It is still in print today.


             Courtesy of the Ipswich Historical Society and Museums.

                          [LOGO] First Ipswich Bancorp
                           Investing in relationships


BOARD OF DIRECTORS                                   BOARD OF ADVISORS

Neil St. John Raymond,                               Marina Aggelakis
Chairman of the Board, First Ipswich Bancorp         Tony Annis
and The First National Bank of Ipswich,              Charles T. Barney
President, Raymond Property Company                  John J. Bruni
                                                     Dennis Cameron
Robert R. Borden, III,                               Jeffrey Clark
President & CEO, LandVest, Inc.                      John J. Collins
                                                     Jay Coughlin
Timothy R. Collins,                                  Richard A. Delisle
President, EBSCO Publishing                          James Engel
                                                     James Foley
Franz Colloredo-Mansfeld,                            Howard R. Hill
President & CEO, Cabot Properties, Inc.              Harry Lampropoulos
                                                     Jane McNally
John Coughlin,                                       Robert McNeil
President, Quinn Bros., Inc.                         Edwin Perkins
                                                     Rev. Merle Pimentel
Stephanie R. Gaskins,                                Peg Stacey
Retired                                              Catherine Stanley
                                                     Paul Surpitski
Craig H. Deery                                       Hubert Tougas
Private Investor

Edward D. Dick
President, E.D. Dick Co., Inc.

Donald P. Gill,
President & Chief Executive Officer,
First Ipswich Bancorp and The First National
Bank of Ipswich

H. A. Patrican, Jr.,
President, Ipswich Bay Glass Company, Inc.

Neil St. John Raymond, Jr.,
Project Manager
Cabot, Cabot & Forbes

William J. Tinti,
Attorney, Tinti, Quinn, Grover & Frey, P.C.


ANNUAL MEETING
The Annual Meeting of Shareholders will be held April 19, 2006 at 8:30 a.m. at Turner Hill, 251 Topsfield Road, Ipswich, MA 01938

CORPORATE HEADQUARTERS
First Ipswich Bancorp
31 Market Street
Ipswich, MA 01938
Telephone: (800) 834-0046
www.fnbi.com

ACCESSING INFORMATION
All of the Company's public filings with the SEC, such as the Annual Report on Form 10-KSB or Quarterly Report on Form 10-QSB, are available at the SEC website: www.sec.gov.

Copies of the Company's SEC filings, this Annual Report to Shareholders, and additional information about the Company, its products, and markets it serves may be obtained without charge upon written request to our office of Investor Relations.

INVESTOR RELATIONS
Tammy Hartmann Investor Relations First Ipswich Bancorp 31 Market Street Ipswich, MA 01938 Telephone: (978) 356-8120 (800) 834-0046

TRANSFER AGENT
Bancorp operates as its own transfer agent. Please contact our office of Investor Relations.

LEGAL COUNSEL
Craig & Macauley, P.C.
Federal Reserve Plaza
Boston, MA 02210
(617) 367-9500

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Wolf & Company, P.C.
99 High Street
Boston, MA 02110
(617) 439-9700

SHAREHOLDER INFORMATION
The common stock of the Company has been quoted on the NASD Over-the-Counter Bulletin Board since August 24, 2004 under the symbol "FIWC."As of March 1, 2006 there were 398 stockholders of record (excluding the number of persons or entities holding the stock in street name through brokerage firms).

                          [LOGO] First Ipswich Bancorp
                           Investing in relationships


                                  MASSACHUSETTS

                                   Main Office
                                31 Market Street
                                Ipswich, MA 01938

                                     Beverly
                                588 Cabot Street
                                Beverly, MA 01915

                                     Boston
                                 33 State Street
                                Boston, MA 02109

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

                                     Rowley
                                 167 Main Street
                                Rowley, MA 01969

                                  Rowley Rte 1
                            144 Newburyport Turnpike
                                Rowley, MA 01969

                                  NEW HAMPSHIRE

                                   Londonderry
                              23 Orchard View Drive
                              Londonderry, NH 03053

                                   Portsmouth
                                77 Hanover Street
                              Portsmouth, NH 03801


                                 (800) 834-0046
                                  www.fnbi.com


                                   [FDIC LOGO]
                                   Member FDIC